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Exhibit 2.2

May 9, 2006

Teck Cominco Limited
600-200 Burrard Street
Vancouver, British Columbia
V6C 3L9

AGREEMENT

        This Agreement sets forth the terms and conditions under which Innisfree M&A Incorporated ("Innisfree") has been retained by Teck Cominco Limited ("TCKAF") to provide Consulting, Analytic and Information Agent services in connection with TCKAF's offer to acquire Inco Limited (the "Offer"). The term of the Agreement shall be six months from the date of this Agreement, unless earlier terminated by TCKAF or extended by mutual agreement.

  1.
  In connection with the Offer, TCKAF will pay Innisfree a fee of $75,000, which covers the first month of services; and an additional fee of $25,000 per month thereafter. In the event that the Offer is consummated, TCKAF will pay Innisfree a success fee of $50,000.

  2.
  In the event of a proxy contest or other extraordinary transaction, Innisfree agrees to represent TCKAF and TCKAF agrees to retain Innisfree, at fees to be mutually determined.

  3.
  In connection with the Offer, TCKAF agrees to reimburse Innisfree directly, or, where requested by Innisfree in special situations, advance sufficient funds to Innisfree for payment of the following reasonable costs and expenses:

  (a)
  Freight and postage expenses incurred in connection with the distribution of the Offer documents;

  (b)
  Expenses Innisfree incurs in working with your agents or other parties involved in the Offer, including any charges for bank threshold lists, data processing, directory assistance, facsimile transmissions or other forms of electronic communication;

  (c)
  Expenses Innisfree incurs at TCKAF's request or for TCKAF's convenience, including those incurred in the preparation and placement of newspaper ads including typesetting and space charges, printing additional and/or supplemental material, copying, and travel;

  (d)
  Fees and expenses authorized by TCKAF resulting from extraordinary contingencies which may arise during the course of the Offer.

  (e)
  Fees and expenses authorized by TCKAF in connection with telephone calls to or from retail investors, to be billed at the rate of $5.00 per call, which amount shall include all line charges.

      In instances where Innisfree incurs and pays such costs and expenses as listed above to third parties on behalf of TCKAF, TCKAF agrees to pay Innisfree a service fee of five percent of such costs and expenses.

  4.
  Innisfree agrees to review and pay on TCKAF's behalf charges rendered by banks, brokers or their agents for forwarding of the Offer documents to beneficial owners. To ensure that sufficient funds are available for prompt payment of such charges, TCKAF agrees to advance monies for the anticipated charges prior to the distribution of such material or to pay such charges directly. In addition, TCKAF agrees to pay Innisfree a service fee of $5.00 for each invoice relating to such charges paid on TCKAF's behalf.

  5.
  Innisfree hereby agrees not to make any representations not included in the Offer documents.

  6.
  TCKAF represents to Innisfree that it will comply with, and Innisfree represents to TCKAF that it will comply with, applicable requirements of law relating to the performance of services under this Agreement.

  7.
  TCKAF agrees to indemnify and hold Innisfree harmless against any loss, damage, expense (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Innisfree's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim resulting out of Innisfree's own negligence or misconduct). At its election, TCKAF may assume the defense of any such action. Innisfree hereby agrees to advise TCKAF of any such liability or claim promptly after receipt of the notice thereof; provided however, that Innisfree's right to indemnification hereunder shall not be limited by its failure to promptly advise TCKAF of any such liability or claim, except to the extent that TCKAF is prejudiced by such failure. The indemnification contained in this paragraph will survive the term of this Agreement.

  8.
  Innisfree agrees to preserve the confidentiality of all non-public information provided by TCKAF or its agents for its use in providing services under this agreement, or information developed by Innisfree based upon such non-public information.

        If the above is agreed to by you, please sign and return the enclosed duplicate of this Agreement to Innisfree M&A Incorporated, Attention: Jennifer M. Shotwell, 501 Madison Avenue, 20th Floor, New York, NY, 10022.

ACCEPTED:

TECK COMINCO LIMITED		INNISFREE M&A INCORPORATED
By:	/s/ PETER C. ROZEE Peter C. Rozee	By:	/s/ ALAN M. MILLER Alan M. Miller Co-Chairman
Title:	Senior Vice President Commercial Affairs
Date:	May 9, 2006

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  Exhibit 2.2